Exhibit 23.3
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the use in this Registration Statement on Form S-1 of Tensar Corporation of our report dated 3 August 2007 relating to the consolidated financial statements of The Tensar Group Limited, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Manchester, United Kingdom
28 August 2007